AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

February 27, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

TELETOUCH COMMUNICATIONS, INC.

Common Stock, $0.001 Par Value

Commission File Number – 001-13436

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(b)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired; and

(c)

Sections 134 and 1101 of the Company Guide, which states that issuers are required to file information, documents and reports with the Commission and Exchange on a timely basis.

2.

The Common Stock of Teletouch Communications, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net income (losses) as follows:

Fiscal years ended

May 31,

Net Income/(loss)

2006

($1,174,000)

2005

($3,452,000)

2004

($519,000)

2003

($761,000)

2002

$58,413

(b)

At May 31, 2006, the Company reported cash and cash equivalents of $2,129,000, shareholders’ equity of $2,202,000 and working capital of $117,000.

(c)

The Company failed to file its Form 10-Q for the period ended August 31, 2006 with the Commission. The Company subsequently also became delinquent in the filing of its Form 10-Q for the period ended November 30, 2006.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 2, 2005, Staff notified the Company that it was not in compliance with Sections 134 and 1101 of the Company Guide due to its delinquency in the filing of its annual report on Form 10-K for the fiscal year ended May 31, 2005.  Staff offered the Company the opportunity to submit a business plan by September 16, 2005 outlining the steps the Company had taken, or intended to take, to regain compliance with the Exchange’s filing requirements by November 28, 2005. On September 20, 2005, the Company submitted its business plan to regain compliance, and was notified on September 26, 2005 that the Plan was accepted. On October 28, 2005, Staff notified the Company of its additional delinquency in that the Company had failed to file its quarterly report on Form 10-Q for the period ended August 31, 2005. The Company subsequently regained compliance with the filing requirements by filing of its annual report on Form 10-K on November 8, 2005 and its quarterly report on Form 10-Q on November 21, 2005.

(b)

On December 9, 2005, the Company was notified by the Amex that following a review of the Company’s annual report on Form 10-K for the fiscal year ended May 31, 2005 and quarterly report on Form 10-Q for the period ended August 31, 2005, Teletouch was not in compliance with Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; Section 1003(a)(iv) of the Company Guide in that the Company was financially impaired; and Section 610(b) of the Company Guide in that the Company failed to issue a press release disclosing that it had received a going concern qualification from its independent auditor for the fiscal year ended May 31, 2005. The Company was determined to be financially impaired based on its accumulated deficit at August 31, 2005 of $28.87 million, its receipt of a going concern opinion from its independent auditor, and the potential disposition of certain assets. Specifically, the sale of its core business would have accelerated the redemption date of 6 million common stock warrants, thus resulting in $3 million payable and due upon closing of the sale. The Company was given the opportunity to submit a plan by January 9, 2006 outlining the its plan to regain compliance with Amex continued listing standards within a maximum of 18 months.

(c)

On December 13, 2006, the Company issued a press release in which it rectified its deficiency with Section 610(b).

(d)

The Company submitted its plan to regain compliance on January 17, 2006 and February 8, 2006 (the “Plan”). On February 24, 2006, the Exchange notified Teletouch that its Plan made a reasonable demonstration of the Company’s ability to regain compliance with the continued listing standards by the end of the plan period, which was determined to be no later than November 30, 2006 (the “Plan Period”).

(e)

On October 24, 2006, Amex notified Teletouch that as a result of its inability to file its quarterly report on Form 10-Q for the period ended August 31, 2006, the Company was again not in compliance with Sections 134 and 1101. The Company was given the opportunity to submit a plan by October 31, 2006 that outlined the steps the Company had taken, or intended to take, to regain compliance with all Amex continued listed standards by the end of the Plan Period.

(f)

On October 31, 2006, Teletouch submitted to Staff its second plan to regain compliance (the “Second Plan”) and the Company was subsequently notified on November 7, 2006 that its Second Plan had been accepted by the Exchange.

(g)

On November 13, 2006, the Company indicated to Staff that it would be unable to file its Form 10-Q for the period ended August 31, 2006 by November 30, 2006, and would therefore be unable to regain compliance by the end of its Plan Period. On November 17, 2006, the Exchange notified Teletouch that it had determined to initiate immediate delisting proceedings against the Company due to the Company’s inability to maintain compliance with certain Amex continued listing requirements as well as its inability to regain compliance with the continued listing standards by the end of the Plan Period (the “Staff Determination”).

(h)

On November 28, 2006, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Amex determination before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”).

(i)

On January 4, 2007, a hearing at which the Company was present, was conducted before the Panel.  By letter dated January 9, 2007, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(j)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing requirements.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Thomas A. Hyde, Jr., Chief Executive Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC